Exhibit 10.3
HOME SOLUTIONS OF AMERICA, INC.
BOARD COMPENSATION PLAN
For Service During the Period from June 19, 2007
(the date of the Company’s annual Shareholders meeting) through June 18, 2008
(the “Compensation Period”)

Board Retainer:	Each Board Member shall receive a cash retainer payment equal to $6,250 for each quarter ($25,000 for the entire Compensation Period) during which such Board Member serves as such during the Compensation Period, commencing with the quarter beginning June 19, 2007 and payable promptly in arrears at the conclusion of each such Compensation Period quarter.

Committee Retainer:	Each Board Member who serves as the Chairman of a committee of the Board shall receive a cash retainer payment equal to $1,250 for each quarter ($5,000 for the entire Compensation Period) during which the committee Chairman serves in such capacity during the Compensation Period, commencing with the quarter beginning June 19, 2007 and payable promptly in arrears at the conclusion of each such Compensation Period quarter.

Attendance at meetings:	Each Board Member who attends, in person, by teleconference or any other permissible method, any meeting of the Board or any meeting of a committee of the Board upon which such Board Member serves, shall receive, in consideration of such attendance, a cash payment equal to $1,000 payable in arrears at the conclusion of each Compensation Period quarter, and reimbursement of travel and other expenses related to such attendance incurred by such Board Member, to be paid as soon as administratively practicable following the date of such meeting.

Equity Compensation:	Each Board Member who serves as a member of the Board during the Compensation Period shall receive for such service, a grant of 25,000 shares each, of the common stock, par value $.001 per share (the “Common Stock”) of the Company, such shares to be issued during the first quarter of the Compensation Period; provided, however, that the shares granted shall be subject to the Board Member’s continuing performance of services during the Compensation Period (see below).

Vesting:	The restricted stock awards will vest over a two-year term in twenty-four equal monthly increments and shall be vested in a prorated number of shares, based on the number of months for which such Board Member served as such, and shall forfeit any unvested shares.

If a Board Member resigns or is terminated prior to completing the Board Compensation Plan vesting term of two years, or if a Board Member is not elected for the year following the Compensation Period, such Board Member will forfeit his unvested shares; however, in such an event, all remaining lock-up restrictions will terminate with respect to vested shares. Additionally, the restricted shares will be automatically vested in the vent of a change of control in the Company.

Lock-Up Agreement:	The shares to be issued to the Board Members under the Board Compensation Plan shall be subject to a two-year lock-up agreement (the “Lock-Up Agreement”), pursuant to which each Board Member agrees that he will assign, transfer, sell or convey any shares issued to him only pursuant to the terms of the Board Compensation Plan. Lock-up restrictions shall lapse for twenty-five percent of the stock award at the end of each six-month period during the two-year vesting term described above. All such shares shall be assigned, transferred, sold or conveyed only in accordance with applicable securities laws. Additionally, the lock-up restrictions will automatically expire in the event of a change in control in the Company.